Exhibit 99.2

Yukon Gold Corporation, Inc.
139 Grand River St. N.
PO Box 510
Paris, ON N3L 3T6

September 15, 2009

MEMORANDUM OF UNDERSTANDING

Bellhaven Copper and Gold, Inc. and Minera Cerro Quema S.A.
c/o IO Corporate Ltd.
408 - 837 W. Hasting St.
Vancouver B.C. V6C 3N6

Gentlemen:

     This memorandum of understanding (the “MOU”) sets forth the agreement between Yukon Gold Corporation, Inc. (“Yukon Gold”) on the one hand and Bellhaven Copper and Gold, Inc. (“Bellhaven”) and Minera Cerro Quema S.A., a private company organized under the laws of Panama (“Minera”) that owns the Cerro Quema gold project in Panama as more particularly detailed in Schedule “C” hereto (the “Cerro Quema Project”) on the other hand concerning the granting to Yukon Gold of an option (the “Option to Purchase”) to acquire 75% of Minera through a combination of the purchase of certain outstanding shares of Minera owned by Bellhaven and the purchase of certain shares from the treasury of Minera. Upon exercise of the Option to Purchase Yukon Gold would own 75% of the outstanding shares of Minera and Bellhaven would hold the remaining 25%. All dollar amounts herein are references to U.S. Dollars. The parties agree as follows.

1.

Option to Purchase and Due Diligence Period. Bellhaven and Minera hereby grant to Yukon Gold the option to purchase a 75% equity interest in Minera, subject to the terms and conditions of this MOU for a total consideration of $19,915,000 (including project financing as described in Schedule A and a 9% NPI buyout as described in Schedule D). Yukon Gold shall have up to sixty (60) days to perform due diligence on the Cerro Quema Project and Minera (the “Due Diligence Period”). During the Due Diligence Period, Yukon Gold shall make the following payments to Bellhaven.

	(a)	Concurrent with the execution of this MOU, Yukon Gold shall pay Bellhaven a non-refundable deposit of $75,000 (the “Signing Deposit”), due within 48 hours by wire transfer.

(b)

At such time as Yukon Gold has satisfied itself that title to the Property (as described in Schedule C) is acceptable and a definitive agreement (as contemplated in Section 6 hereof) has been finalized, Yukon Gold shall pay Bellhaven a non-refundable deposit of $125,000 (the “Agreement Deposit”).

(c)

On the date that is the twenty-eighth (28th) day following the full execution of this memorandum, Yukon Gold shall pay Bellhaven a non-refundable deposit of $100,000 (the “First Due Diligence Deposit”) whether or not the parties have completed the conditions outlined in paragraph “(b)” above.

Bellhaven Copper and Gold, Inc.
September 15, 2009

(d)

On the date that is the twenty-eighth (28th) day following the First Due Diligence Payment, if a Closing has not taken place Yukon Gold shall pay Bellhaven a second non-refundable deposit of $100,000 (the “Second Due Diligence Deposit”).

(all of the foregoing payments, collectively, the “Due Diligence Deposits”)

Yukon Gold may terminate this MOU and its Option to Purchase by written notice to Bellhaven and Minera at any time prior to completion of the Due Diligence Period without any obligation to make further payment to Bellhaven and Bellhaven shall retain all Due Diligence Deposits made by Yukon Gold prior to such termination. Unless Yukon Gold terminates its Option to Purchase or defaults on the payment of a Due Diligence Deposit, the Option to Purchase shall be binding on the parties at the expiration of the Due Diligence Period.

2.

Purchase of Interest in Minera. At the expiration of the Due Diligence Period, and provided that Yukon Gold has made all of the Due Diligence Deposits contemplated above, Yukon Gold may purchase the 75% equity interest in Minera, free and clear of any prior rights or encumbrances whatsoever, such purchase to be effected pursuant to a definitive agreement as contemplated in Section 6 hereof, and Yukon Gold shall pay the Purchase Price, as further described in Schedule A, in currently available funds (the “Closing”). The aggregate amount of the Due Diligence Deposits made by Yukon Gold prior to Closing shall be deducted from the Purchase Price. The Purchase Price shall be allocated as provided in Schedule A to this MOU. The parties may close prior to the completion of the Due Diligence Period by their mutual agreement but this agreement and the Option to Purchase shall terminate and be of no further force and effect unless the Closing has occurred on or before November 12, 2009, unless such date is extended by agreement of all parties hereto.

Such 75% equity interest in Minera to be purchased by Yukon Gold shall be a controlling interest in Minera and all officers and directors of Minera prior to such purchase shall resign as of the date of Closing, at the request of Yukon Gold. Yukon Gold shall be the sole operator for the development of the Cerro Quema Project. Provided that it is acknowledged that at Closing the parties shall enter into an operating agreement on terms acceptable to all parties, acting reasonably, and Bellhaven and Yukon Gold shall enter into a shareholders agreement so as to provide for each party’s ongoing rights and obligations in respect of its shareholdings in Minera, which agreement shall, inter alia, provide for Bellhaven to have the right to appoint one of four directors of Minera and provide that in the event that Bellhaven chooses not to participate in its proportionate capital expenditure obligation as a shareholder of Minera, Yukon Gold will have the right to make the required advances in place of Bellhaven and Yukon Gold shall be entitled to 1.5X capital recovery from mine operations prior to Bellhaven’s participating further in the mine profits.

Bellhaven Copper and Gold, Inc.
September 15, 2009

3.

Exclusivity. Bellhaven has represented to Yukon Gold that there is presently no contractual obligation providing for the disposition, by sale, merger, joint venture, long term lease or otherwise, of Minera or the Cerro Quema Project. Bellhaven agrees that until the earlier of (i) closing, or (ii) the termination of this MOU in accordance with its terms, neither Bellhaven, nor Minera nor any of their officers, directors, members, employees, representatives or affiliates shall consummate any disposition to a third party, by sale, merger, joint venture or otherwise, of Minera or the Cerro Quema Project provided that nothing contained herein shall preclude Bellhaven from conducting any negotiations with respect to such disposition. Bellhaven shall pre-clear with Yukon Gold any financial institution that it desires to approach during the Due Diligence period. Yukon Gold shall not unreasonably withhold or delay its consent.

4.

Due Diligence and financing Cooperation. Bellhaven shall disclose any and all liabilities and encumbrances related to Minera or the Cerro Quema Project (a complete debt schedule including liens on assets backing debt) as part of the due diligence conducted by Yukon Gold, promptly following full execution of this MOU and shall respond to inquiries and requests for information from Yukon Gold during the Due Diligence Period. Yukon Gold shall have a right of entry into the Cerro Quema Project during the entirety of the Due Diligence Period upon reasonable notice to Bellhaven. Bellhaven will provide all written documentation related to Minera and the Cerro Quema Project, including any and all correspondence or documentation with regulatory authorities and cooperate fully with Yukon Gold’s reasonable requests during the entirety the Due Diligence Period. Bellhaven and Minera shall cooperate with Yukon Gold in its arranging financing for the payment of the Purchase Price and provide such information as Yukon Gold’s lenders may request. Senior representatives of Bellhaven and Minera shall make themselves available to answer questions from Yukon Gold’s lenders from time to time during the Due Diligence Period.

5.	Additional Agreements. The parties have outlined certain additional agreements concerning the Cerro Quema Project in Schedule C and Schedule D hereto.

6.

Definitive Agreement. The agreement embodied in this MOU shall be set forth in a more detailed definitive agreement to be executed at Closing. At such time, the definitive agreement shall supersede this MOU provided that until such definitive agreement is executed this MOU shall be binding upon the parties.

7.	Fees and Expenses. Each party will be responsible for paying all fees and expenses incurred on its account in connection with the proposed transaction, including fees of accountants and counsel.

8.

Board Approval and Binding Agreement. The parties represent to each other that this MOU has been approved by their respective boards of directors and that no further approval or consent of any party is required to give effect to this MOU. This MOU is binding upon the parties.

Bellhaven Copper and Gold, Inc.
September 15, 2009

9.

Confidentiality, Press Release and 8-K. Upon full execution of this MOU, the parties shall announce this agreement publicly and file such reports as are required by their respective regulators. Prior to full execution of this MOU, the parties intend that this understanding and all efforts to effect this MOU are maintained as absolutely confidential. The parties shall cooperate in the preparation of their respective press releases and filings and shall make substantially identical statements about the terms of this Option to Purchase.

10.	Counterparts. This MOU may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON NEXT PAGE]

Bellhaven Copper and Gold, Inc.
September 15, 2009

If the foregoing is acceptable, please indicate your agreement in the space provided below.

Very truly yours,
YUKON GOLD CORPORATION, INC.

By: /s/ J.L Guerra
J.L. Guerra, President and CEO

AGREED AND ACCEPTED
THIS____ DAY OF SEPTEMBER, 2009:

BELLHAVEN COPPER AND GOLD, INC

By: /s/ Julio Benedetti
Julio Benedetti, CEO

MINERA CERRO QUEMA S.A.

Per: /s/ Julio Benedetti
Authorized Signatory

SCHEDULE A

APPLICATION OF PURCHASE PRICE AND PROJECT FINANCING

The Closing amount of $19,915,000 shall be allocated as follows:

1.	Purchase Price Payment at Closing: $4,730,000 shall be paid to Bellhaven on account of the purchase of certain shares of Minera owned by Bellhaven, with such monies to be applied as follows:

$1,950,000	Debenture payment due to B2 Gold1,

$2,050,000	Option payment due to Carena Equities

$ 730,000	Property payment to Bellhaven (reimburse expenditures incurred since June 1, 2009, including option payment to B2 Gold ($200,000)).

1  In the event that B2 Gold opts to maintain a 5% carried interest in the Cerro Quema Project, such interest will be the sole responsibility of Bellhaven to address from its 25% equity interest in Minera.

2.

$14,275,000 in financing shall be deposited in an escrow account by Yukon Gold as a condition of the purchase of certain shares at Closing from the treasury of Minera, with such monies to be applied as follows:

$ 510,000	Field work payments required between August 2009 and December 2009 (this amount shall include the Due Diligence Deposits)

$12,750,000	Development and operation of the Cerro Quema Project subsequent to closing, which monies shall include the budget attached as Schedule “B” to the MOU, which budget is deemed to be approved by the parties hereto.

$ 325,000	Debt payment program (understood to be accounts payable in arrears)

$ 1,525,000	Financing for additional scale of 3,500 tpd. The parties agree that this amount shall be repaid by Minera to Yukon Gold as a priority distribution prior to any other distribution to the shareholders of Minera. We refer to this component of the financing as the “Increased Through-Put Financing”

$14,275,000	Total

The foregoing financing commitment of Yukon Gold may be structured as a loan to Minera backed by a general security interest in the assets of Minera. Such financing shall be a project expense, provided however, that the following concepts shall apply and be embodied in the Definitive Agreement: (a) the entire amount of the Increased Through-Put Financing (as defined above) shall be repaid to the lender as a project expense and all interest and principal payments on the entire debt of Minera shall be a project expense for so long as any portion of the Increased Through-Put Financing remains outstanding, (b) with respect to payment of interest, immediately following repayment of the Increased Through-Put Financing, the parties will bear the interest expense in proportion to their equity interests in Minera (ie: 75% Yukon Gold/25% Bellhaven), and (c) with respect to repayment of principal, immediately following repayment of the Increased Through-Put Financing, all principal repayment shall be born by Yukon Gold.

SCHEDULE B

PROJECTED CAPITAL EXPENDITURE BUDJET

Cerro Quema: Development Costs Estimates

Cost Estimates for a 28,000 oz/yr Op./Mine (La Pava Deposit)

ITEM	COSTS
Mining and Mine Support	$500,000
Crushing & Conveying	$2,000,000
Vat Leaching	$4,475,000
ADR & Refinery	$900,000
Electrical Generation & Distribution	$600,000
Buildings and Support	$870,000
Earth Works, Ponds, Pads,Roads, Etc	$580,000
E.P.C.M. & Eng. And Working Capital	$2,100,000
Contingencies (3.8%)	$475,000
Debt Payment( Jan-July/10)	$250,000
Total	$12,750,000

SCHEDULE C

PROPERTY DESCRIPTION
AND
AREA OF INTEREST

The Property means an area of interest that includes the area identified in the diagram below including three extraction concession currently held by Cerro Quema, located in Tonosi, Province of Los Santos, Republic of Panamá with the following particulars::

(a)	Concession No. MCQSA – EXTR - 96-63, identified as contract No. 19 dated February 13, 1997.

(b)	Concession No. MCQSA – EXTR – 96-62, identified as contract No. 20 dated February 13, 1997.

(c)	Concession No. MCQSA – EXTR – 96-64, identified as contract No. 21 dated February 13, 1997.

SCHEDULE D

Additional Agreements Regarding Encumbrances

The Property is subject to a 2% NSR in favour of Compania de Exploracion Minera S.A. and a 9% NPI in favour of Bellhaven. Yukon Gold agrees to purchase the 9% NPI from Bellhaven for consideration of $75,000, payable at Closing.

In event that in the future an agreement is reached to purchase the existing 2% NSR in favor of Compania de Exploracion Minera S.A., the parties will share the cost of such buy-out in proportion to their percentage equity interests in Minera.